Exhibit 99.(l)

2ND VOTE FUNDS

SUBSCRIPTION AGREEMENT

FOR SEED CAPITAL

THIS SUBSCRIPTION AGREEMENT for Seed Capital (the “Agreement”) is made this 30th day of October, 2020 between 2nd Vote Value Investments, Inc (“Subscriber”) and 2nd Vote Funds (the “Trust”), a Delaware statutory trust, on behalf of its series, 2ndVote Life Neutral Plus ETF (“Fund”).

In consideration of the mutual promises set forth herein, the parties agree as follows:

1.       The Trust agrees to sell to Subscriber and Subscriber hereby subscribes to purchase 4,000 shares of the Fund (“Shares”) at a price of $25.00 per share.

2.       Subscriber agrees to pay the Trust $100,000 for all such Shares at the time of their issuance, which shall occur at any time on or before the effective date of the Trust’s Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission (“Registration Statement”).

3.       Subscriber acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Subscriber also understands that any resale of the Shares or any part thereof, may be subject to restrictions under the federal securities laws, and that Subscriber may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4.       Subscriber represents and warrants to the Trust that Subscriber is acquiring the Shares solely for Subscriber’s own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that Subscriber has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future.

5.       Subscriber agrees that Subscriber will not sell or dispose of the Shares or any part thereof, except to the Fund itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

Executed as the date first set above.

2nd Vote Value Investments, Inc	2nd Vote Funds

By: /s/ Daniel Grant	By:	/s/ Daniel Grant
Name: Daniel Grant	Name: Daniel Grant
Title: Principal	Title: President